As filed with the Securities and Exchange Commission on September 14, 2010
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM S-8
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

U.S. CONCRETE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 2925 Briarpark, Suite 1050 Houston, Texas (Address of Principal Executive Offices)	76-0586680 (I.R.S. Employer Identification No.) 77042 (Zip Code)

U.S. Concrete, Inc., Management Equity Incentive Plan
(Full title of the plan)

Michael W. Harlan
U.S. Concrete, Inc.
President and Chief Executive Officer
2925 Briarpark, Suite 1050
Houston, Texas 77042
Telephone: (713) 499-6200
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	2,243,933 shares	$10.00	$22,439,330	$1,599.93
Total	2,243,933 shares	$10.00	$22,439,330	$1,599.93

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) under the Securities Act of 1933 and based on the value attributed to the common stock on the date of the Company’s emergence from bankruptcy pursuant to the Joint Plan of Reorganization of U.S. Concrete, Inc., et al., as confirmed by the Bankruptcy Court for the District of Delaware on July 29, 2010.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*  The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended.  Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by U.S. Concrete, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:

(a)           Its annual report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 16, 2010;

(b)           The Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2010, filed on May 10, 2010, and for the quarterly period ended June 30, 2010, filed on August 9, 2010;

(c)           The Company’s Current Reports on Form 8-K filed on February 22, 2010, March 9, 2010, March 25, 2010, April 12, 2010, April 29, 2010, May 6, 2010, May 12, 2010, July 2, 2010, July 22, 2010, July 28, 2010, July 29, 2010, July 30, 2010, August 6, 2010, August 18, 2010, August 27, 2010, September 2, 2010; and

(d)           The description of the Company’s Common Stock, par value $0.001 per share, set forth in its Amendment No. 1 to Registration Statement on Form 8-A (File No. 000-26025) filed on August 31, 2010.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than portions of these documents that are either (1) described in paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities. Not applicable.

Item 5.
Interests of Named Experts and Counsel.  The validity of the common stock offered hereby will be passed upon for the Company by Kirkland & Ellis LLP (a partnership that includes professional corporations), Chicago, Illinois.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The third amended and restated bylaws of the Company (the “Bylaws”) provide that each person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, is indemnified and held harmless, to the fullest extent permitted by applicable law, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person.

The rights conferred in the Bylaws includes the right to have the Company pay the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the indemnitee to repay all amounts advanced if it should be ultimately determined that such indemnitee is not entitled to be indemnified under the Bylaws or otherwise.

The Company’s amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director, subject to certain exceptions.

The foregoing is only a general summary of certain aspects of Delaware law and the registrant’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the registrant’s amended and restated certificate of incorporation and bylaws.

The Company has entered or will enter into indemnification agreements with each of its directors and executive officers. The indemnification agreements do or shall provide for the indemnification of and the advancement of expenses to such director or officer to the fullest extent permitted by Delaware law. The rights of the directors and executive officers under the indemnification agreements are not exclusive of any other rights they may have under Delaware law, directors’ and officers’ liability insurance, the Company’s bylaws or otherwise.  However, the indemnification agreements do prevent double payment.  The indemnification agreements require that the Company maintain an insurance policy providing liability insurance for director and officers in effect during the entire period for which the Company is obligated to indemnify applicable directors or officers under the indemnification agreements.

Item 7.	Exemption from Registration Claimed. Not applicable.

Item 8.	Exhibits. Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.; and

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on September 14, 2010.

U.S. CONCRETE, INC.

By:	/s/ Michael W. Harlan
Michael W. Harlan
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael W. Harlan and Curt M. Lindeman and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement and any subsequent registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and indicated on the 14th day of September, 2010.

Signature	Title

/s/ Michael W. Harlan	President and Chief Executive Officer and Director
Michael W. Harlan	(Principal Executive, Financial and Accounting Officer)

/s/ Kurt M. Cellar	Director
Kurt M. Cellar

/s/ Eugene I. Davis	Director
Eugene I. Davis

/s/ Michael D. Lundin	Director
Michael D. Lundin

/s/ Robert M. Rayner	Director
Robert M. Rayner

/s/ Colin M. Sutherland	Director
Colin M. Sutherland

EXHIBIT INDEX

Exhibit Number	Description
3.1	Amended and Restated Certificate of Incorporation of U.S. Concrete, Inc. (incorporated by reference to Exhibit 1 to U.S. Concrete’s Amendment No. 1 to Form 8-A, filed August 31, 2010).
3.2	Third Amended and Restated Bylaws of U.S. Concrete, Inc. (incorporated by reference to Exhibit 2 to U.S. Concrete’s Amendment No. 1 to Form 8-A, filed August 31, 2010).
4.1	U.S. Concrete, Inc., Management Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to U.S. Concrete’s Form 8-K, filed September 2, 2010).
4.2	U.S. Concrete, Inc. Non-Qualified Stock Option Award Agreement (incorporated by reference to Exhibit 10.5 to U.S. Concrete’s Form 8-K, filed September 2, 2010).
4.3	U.S. Concrete, Inc. Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.6 to U.S. Concrete’s Form 8-K, filed September 2, 2010).
5.1	Opinion of Kirkland & Ellis LLP with respect to the legality of the shares of common stock being registered hereby.*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (contained on the signature page to this Registration Statement).
* Filed herewith.